Exhibit 10.01

AMENDMENT TO REPLACE TAX GROSS UP

WITH ALTERNATIVE CAP

IN CHANGE OF CONTROL

SEVERANCE AGREEMENT

AMENDMENT to Replace Tax Gross Up with Alternative Cap in Change of Control Severance Agreement, dated as of the 7th day of January, 2013 (the “Amendment”), by and between Valero Energy Corporation, a Delaware corporation (the “Company”), and [            ] (the “Executive”).

WHEREAS, the Company and Executive previously entered into that certain Change of Control Severance Agreement dated [            ] (the “Agreement”) and have determined that for good and valuable consideration, it is in the best interests of the Company to amend the Agreement to replace the tax gross up payment provisions contained in Section 8 of the Agreement with an alternative cap on parachutes, as reflected in the amendment of Section 8 below.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

Section 8 of the Agreement (shown below) is hereby amended in its entirety by replacing and superseding the former terms of Section 8 with the terms provided below, as follows:

Section 8. Potential Limitation on Payments.

Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company or its Affiliated Companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (all such payments and benefits, including the payments and benefits under Section 5 hereof, being hereinafter referred to as the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the payments under this Agreement shall be reduced in the order specified below, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The payments and benefits under this Plan shall be reduced in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (D) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.

Subject to the provisions of Section 8(c) hereof, all determinations required to be made under this Section 8, including whether and when Total Payments should be reduced, the amount of such Total Payments, Excise Taxes and all other related determinations, as well as all assumptions to be utilized in arriving at such determinations, shall be made by Ernst & Young, LLP, or such other nationally recognized certified public accounting firm as may be designated by the Executive, subject to the Company’s approval which will not be unreasonably withheld (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive, subject to the Company’s approval which will not be unreasonably withheld, may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the written opinion of the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

As a result of uncertainty in the application of Section 280G and Section 4999 of the Code at the time of the initial calculation by the Accounting Firm hereunder, it is possible that the cash severance payment made by the Company will have been less than the Company should have paid pursuant to Section 5 hereof (the amount of any such deficiency, the “Underpayment”), or more than the Company should have paid pursuant to Section 5 hereof (the amount of any such overage, the “Overpayment”). In the event of an Underpayment, the Company shall pay the Executive the amount of such Underpayment (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code) not later than five business days after the amount of such Underpayment is subsequently determined, provided, however, such Underpayment shall not be paid later than the end of the calendar year following the calendar year in which the Executive remitted the related taxes. In the event of an Overpayment, the amount of such Overpayment shall by paid to the Company by the Executive not later than five business days after the amount of such Overpayment is subsequently determined (together with interest at 120% of the rate provided in Section 1274(b)(2)(B) of the Code).

Capitalized terms not otherwise defined in this Amendment shall have the meanings given to them in the Agreement. As amended hereby, the Agreement remains in full force and effect. This Amendment is governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the Executive and Company execute this Amendment as of the day and year first above written.

EXECUTIVE

VALERO ENERGY CORPORATION

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